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                                   EXHIBIT 5.1


                              Baker & Hostetler LLP
                              65 East State Street
                                   Suite 2100
                              Columbus, Ohio 43215

January 18, 2000

Benton Oil and Gas Company
6267 Carpinteria Avenue
Suite 200
Carpinteria, California  93013


Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Benton Oil and Gas Company, a Delaware corporation (the "Company"), relating to an aggregate of 1,296,999 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), to be issued under the Company's 1998 Stock Based Incentive Plan (the "Plan").

         As counsel to the Company, we have examined such corporate records and other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Stock pursuant to the Plan and the shares of Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                           Very truly yours,

                                           /s/ Baker & Hostetler LLP
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